Exhibit 99.1

Judson Althoff Joins GE Aerospace Board of Directors
CINCINNATI – June 11, 2026 – GE Aerospace (NYSE:GE) today announced Judson Althoff, CEO of Microsoft’s Commercial Business, will join its Board of Directors.

H. Lawrence Culp, Jr., GE Aerospace Chairman and CEO said, “Judson brings deep experience in helping large organizations combine human ingenuity with technology advancements. His insights will be invaluable as we accelerate FLIGHT DECK and expand our use of Artificial Intelligence to deliver greater value to our customers and shareholders.”

Judson Althoff serves as CEO of Microsoft’s Commercial Business. In this role, Althoff builds on his experience of nearly a decade as the chief architect of Microsoft’s commercial strategy, overseeing product strategy, sales, service, support, marketing, and operations, to drive growth and strengthen the company’s position as the partner of choice for AI Transformation. Althoff joined Microsoft in March 2013 as President of Microsoft North America after serving in senior sales roles at Oracle and EMC. Althoff is a graduate of the Illinois Institute of Technology (IIT) and serves on the board of Ecolab as an independent director and a member of the Safety, Health & Environment and Finance Committees. He will join the GE Aerospace Board effective June 24, 2026.

About GE Aerospace
GE Aerospace is a global aerospace propulsion, services, and systems leader with an installed base of approximately 50,000 commercial and 30,000 military aircraft engines. With a global team of approximately 57,000 employees building on more than a century of innovation and learning, GE Aerospace is committed to inventing the future of flight, lifting people up, and bringing them home safely. Learn more about how GE Aerospace and its partners are defining flight for today, tomorrow, and the future at www.geaerospace.com.

GE Aerospace Investor Contact:
Blaire Shoor, 857.472.9659
blaire.shoor@geaerospace.com

GE Aerospace Media Contact:
Megan Newhouse, 203.414.1257
megan.newhouse@geaerospace.com